AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
FIRST QUARTER ENDED MARCH 31, 2009

San Juan, Puerto Rico, May 11, 2009 – EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today reported its results for the first quarter ended March 31, 2009.

Net Income

EuroBancshares reported a net income of $3.0 million, or $0.15 per diluted share, for the quarter ended March 31, 2009, compared with a net loss of $7.7 million, or $(0.41) per diluted share, and a net loss of $1.0 million, or $(0.06) per diluted share, for the quarters ended December 31, 2008 and March 31, 2008, respectively.

Return on Average Assets for the first quarter of 2009 was 0.44%, compared to (1.11)% and (0.15)% for the quarters ended December 31, 2008 and March 31, 2008, respectively. Return on Average Common Equity for the first quarter of 2009 was 8.79%, compared to (21.79)% and (2.33)% for the quarters ended December 31, 2008 and March 31, 2008, respectively.

Financial results for the quarter ended March 31, 2009 when compared to the previous quarter were predominantly impacted by decreased credit losses, a reduction in nonperforming assets and reduced specific allowances on impaired loans resulting in a $10.8 million decrease in our provision for loan and lease losses; a $4.0 million gain on sale of $107.3 million in investment securities; and a $808,000 other-than-temporary impairment adjustment in the investment portfolio, as discussed further below.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said, “Our return to profitability in the first quarter is a reflection of the hard work and dedication we have devoted to improve the bank's performance. We are most pleased by the progress we have made in reducing the levels of problem assets. Nonetheless, we are not willing to delude ourselves into thinking that the worst is over. The overall economy of Puerto Rico continues to suffer and its GNP has continued to deteriorate. We are not immune from such pressures and therefore we are extremely cautious as to what lies ahead.”

Net Interest Income

Total interest income for the first quarter of 2009 was $36.2 million, compared to $35.8 million for the previous quarter and $42.6 million for the quarter ended March 31, 2008. The decrease during the quarter ended March 31, 2009, when compared to the quarter ended March 31, 2008, was mainly driven by the combined effect of decreased loan yields resulting from interest rate cuts of 25 basis points in May 2008 and 175 basis points during the fourth quarter of 2008 accompanied by a $102.1 million decrease in average net loans and the effect caused by a $66.8 million increase in nonaccrual loans. During the quarter ended March 31, 2009, the average interest yield on a fully taxable equivalent basis earned on net loans was 5.71%, compared to 5.60% and 7.19% for the previous quarter and the quarter ended March 31, 2008, respectively. Average net loans amounted to $1.734 billion for the quarter ended March 31, 2009, compared to $1.762 billion for the previous quarter, and $1.836 billion for the quarter ended March 31, 2008. The amount of interest income we ceased to accrue on nonaccrual loans amounted to $3.7 million, $3.1 million and $1.7 million during the quarters ended March 31, 2009, December 31, 2008 and March 31, 2008, respectively. The amount of interest income we ceased to accrue during the same periods represented a reduction of approximately 55 basis points, 46 basis points and 26 basis points in the average interest yield on a fully taxable equivalent basis earned on net loans, respectively.

Total interest expense for the quarter ended March 31, 2009 was $22.2 million, compared to $24.2 million and $27.4 million for the previous quarter and the quarter ended March 31, 2008, respectively. The decrease during the quarter ended March 31, 2009 when compared to the previous quarter resulted mainly from the net effect of a repricing in all deposit categories and other borrowings; and a net increase in average interest-bearing liabilities mainly concentrated in broker deposits and other time deposits. During the quarter ended March 31, 2009, the average interest rate on a fully taxable equivalent basis paid for interest-bearing liabilities decreased to 3.89%, from 4.37% for the previous quarter, and 5.13% for the quarter ended March 31, 2008. Average interest-bearing liabilities amounted to $2.518 billion for the quarter ended March 31, 2009, compared to $2.488 billion for the previous quarter, and $2.414 billion for the quarter ended March 31, 2008.

For the quarter ended March 31, 2009, net interest margin and net interest spread on a fully taxable equivalent basis was 2.37% and 2.14%, respectively, compared to 2.00% and 1.71% for the previous quarter, and 2.39% and 1.96% for the quarter ended March 31, 2008.

Net interest margin and net interest spread on a fully taxable equivalent basis remained relatively stable during the first quarter of 2009 when compared to the first quarter of 2008. The increase in net interest margin and net interest spread during the quarter ended March 31, 2009 when compared to the previous quarter were mainly caused by a reduction of 48 basis points in the interest rate paid on average interest-bearing liabilities, as previously mentioned.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter ended March 31, 2009 was $5.7 million, or 71.27% of net charge-offs, compared to $16.5 million and $7.8 million, or 193.87% and 82.09% of net charge-offs, for the quarters ended December 31, 2008 and March 31, 2008, respectively. These decreases in the provision for loan and lease losses were primarily attributable to decreased credit losses, and when compared to the previous quarter, a reduction in nonperforming assets and reduced specific allowances on impaired loans, as previously mentioned. As of March 31, 2009, there were $276.1 million in impaired loans with a specific allowance of $19.7 million, compared to $264.2 million and $115.7 million in impaired loans as of December 31, 2008 and March 31, 2008, respectively, which had specific allowances amounting to $22.4 million and $7.8 million, respectively. While impaired loans reflected a slight increase of 4.5% as of March 31, 2009, when compared to the previous quarter, the specific allowance on such loans was reduced by approximately $2.6 million. The reduction in the specific allowance was principally attributable to losses recognized in our construction loans portfolio.

The provision for loan and lease losses is part of the continuous evaluation of the allowance for loans and lease losses. The periodic evaluation of the allowance for loan and lease losses considers the level of net charge-offs, nonperforming loans, delinquencies, related loss experience and overall economic conditions. More details are discussed further in the Loans and Asset Quality and Delinquency sections of this document.

Non-Interest Income

Non-interest income for the quarter ended March 31, 2009 increased to $5.9 million, compared to $3.6 million for the quarter ended March 31, 2008. These changes were mainly due to the net effect of:

(i)	a $4.0 million gain on sale of securities resulting from the sale of $107.3 million in investment securities sold during the first quarter of 2009;

(ii)	a $808,000 other-than-temporary impairment adjustment in the investment portfolio, as previously mentioned;

(iii)
a $440,000 decrease in gain on sale of loans, mainly resulting from a $757,000 gain on sale of $19.6 million of lease financing contracts in March 2009, compared to a $1.2 million gain on sale of $37.7 million of lease financing contracts in March 2008;

(iv)	a $298,000 decrease in service charges, mainly due to a $296,000 reduction in non-sufficient and overdraft charges primarily resulting from a decrease in the average balance of overdrawn accounts; and

(v)
a $214,000 net loss on sale of repossessed assets for the quarter ended March 31, 2009, compared to a net loss of $34,000 for the quarter ended March 31, 2008. This change was concentrated on an increase of $62,000 in the loss on sale of repossessed vehicles and an increase of $75,000 in the loss on sale of OREO properties primarily attributable to our strategy of being more aggressive in the sale of repossessed assets to expedite their disposition and avoid build up of inventories. The $34,000 net loss on sale of repossessed assets for the first quarter of 2008 was net of a $66,000 gain on sale of OREO, repossessed boats and repossessed equipment. During the quarter ended March 31, 2009, we sold 392 vehicles and repossessed 295 vehicles, compared to 335 vehicles sold and 344 vehicles repossessed during the first quarter of 2008. During the same periods, we sold one OREO property and foreclosed seven OREO properties, compared to three OREO properties sold and three foreclosed OREO properties, respectively. More details on repossessed assets are discussed in the Loan and Asset Quality section below.

During the first quarter of 2009, non-interest income increased to $5.9 million at March 31, 2009, from $2.2 million in the previous quarter. This increase was mainly due to the net effect of:

(i)	a $4.0 million gain on sale of securities resulting from the sale of $107.3 million in investment securities sold during the first quarter of 2009;

(ii)	a $808,000 other-than-temporary impairment adjustment in the investment portfolio, as previously mentioned;

(iii)	a $728,000 increase in gain on sale of loans, mainly resulting from a $757,000 gain on sale of $19.6 million of lease financing contracts in March 2009, as previously mentioned; and

(iv)
a $163,000 decrease in service charges, mainly due to a $114,000 reduction in non-sufficient and overdraft charges primarily resulting from a decrease in the average balance of overdrawn accounts, as previously mentioned.

Non-Interest Expense

Non-interest expense for the quarter ended March 31, 2009 was $12.5 million, compared to $13.3 million for the quarter ended March 31, 2008. This decrease in non-interest expense was mainly due to the net effect of:

(i)
a $777,000 decrease in salaries resulting from a $1.3 million decrease in salaries and employee benefits primarily related to a reduction in personnel, a reduction strategy in an effort to control expenses, and decreased bonus expenses partially off-set by a $494,000 decrease in deferred loan origination costs because of a reduction in loan originations;

(ii)	a $528,000 increase in insurance expense mainly related to the FDIC’s new insurance premium assessments;

(iii)
a decrease of $395,000 in occupancy and equipment expenses, mainly related to a $185,000 decrease in telephone and data communications and a $72,000 decrease in security services mainly attributable to operational efficiencies and a cost reduction strategy, as previously mentioned;

(iv)
a $315,000 increase in professional services mainly due to the combined effect of: a $219,000 increase in professional fees primarily related to a BSA compliance review and other management consulting services; and a $145,000 increase in legal fees mainly related to legal collection proceedings, the new FDIC’s TLGP program and other capital raising efforts;

(v)	a decrease of $249,000 in promotional expenses mainly because of a cost reduction strategy; and

(vi)
a $208,000 decrease in other expenses for the quarter ended March 31, 2009, mainly due to the combined effect of: a reduction in estimated losses on off-balance sheet items; decreased losses on other accounts receivables; and a reduction in other miscellaneous expenses.

During the first quarter of 2009, the Company’s non-interest expense amounted to $12.5 million, compared to $11.6 million for the previous quarter. Such increase was mainly due to the net effect of:

(i)	a $714,000 increase in salaries resulting mainly from the effect of a $1.2 million reduction in bonus expense recorded during the previous quarter;

(ii)	an increase of $317,000 in insurance expense mainly related to the new FDIC’s insurance premium assessments, as previously mentioned;

(iii)	a decrease of $229,000 in occupancy and equipment expenses mainly related to a $90,000 decrease in telephone and data communications and a $47,000 decrease in security services; and

(iv)	a $152,000 increase in other expenses mainly due to the net effect of a one-time income of $500,000 related to a recovery on a boat’s insurance claim, which was recorded during the previous quarter.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense/benefit reflected in our consolidated income statement is the sum of our income tax expense/benefit and the income tax expenses/benefits of our individual subsidiaries. Our revenues are generally not subject to U.S. federal income tax, with the exception of interest income from interest-bearing deposits in other financial institutions in the United States, which is not considered portfolio interest, as defined in the Federal Internal Revenue Code.

On March 9, 2009, the governor of Puerto Rico signed into law Act No. 7 (the “Act No. 7”), also known as Special Act Declaring a Fiscal Emergency Status to Save the Credit of Puerto Rico, which amended several sections of the Puerto Rico’s Internal Revenue Code (the “Code”). Act No. 7 amended various income, property, excise, and sales and use tax provisions of the Code. Under the provisions of Act No. 7, corporations with adjusted gross income of $100,000 or more, among other taxpayers, will be subject to surtax of 5% on the total tax determined (not on the taxable income). In addition, Act No. 7 imposes a special income tax of 5% on the net income of International Banking Entities ("IBE"), among a group of exempt taxpayers. Both, the 5% surtax and the special income tax rate of 5% are applicable for taxable years commencing after December 31, 2008 and prior to January 1, 2012. Act No. 7 also revamps the alternative basic tax provisions of the Code. Under the revised version, our dividends, generally subject to a maximum 10% preferential rate tax, may now be subject to an effective tax of 20% in the case of individuals with income (computed with certain addition of exempt income and income subject to preferential rates) in excess of $175,000, or 15% if such income is over $125,000. Act No. 7 provides for several additional changes to the Code, which the Company believes will have an inconsequential financial impact or are not applicable since they are related to individuals taxpayers.

We recorded an income tax benefit of $1.2 million for each of the quarters ended March 31, 2009 and 2008. Our income tax benefit for the quarter ended March 31, 2009 resulted mainly from the net effect of a deferred tax benefit of $1.8 million and a current tax expense of $562,000, as explained further below.

Our current income tax expense for the quarter ended March 31, 2009 increased to $562,000 from $9,000 for the same period in 2008. Increase in our current income tax expense during the quarter ended March 31, 2009 was mainly due to the new special tax of 5% on IBEs’ net income which amounted to approximately $552,000 during the period. Remaining current income tax expense during the quarter ended March 31, 2009 was related to EuroSeguros, our nonbanking subsidiary and federal income tax related to interest income on interest-bearing deposits in other financial institutions in the United States. There was no current tax expense related to the bank subsidiary operations in Puerto Rico during the quarters ended March 31 2009 and 2008, since the results of operations reported on this activity included a taxable loss net of exempt income.

Our deferred tax benefit for the quarter ended March 31, 2009 increased to $1.8 million from $1.2 million for the same period in 2008. This increase during the quarter ended March 31, 2009 was mainly due to the combined effect of: (i) an increase of $2.8 million in the deferred tax asset related to the net operating loss (“NOL”) carryforward from the taxable loss in our banking subsidiary; and (ii) a year-to-date decrease of $945,000 in the other net deferred tax assets primarily from a decrease in our allowance for loan and lease losses and an increase in the deferred tax liability related to the servicing asset from leases sold.

As of March 31, 2009, we had net deferred tax assets of $26.9 million, compared to $23.8 million as of December 31, 2008. This increase in our net deferred tax assets was mainly attributable to the net effect of: (i) an increase of the NOL carryforward in our banking subsidiary; (ii) a decrease in our allowance for loan and lease losses; (iii) an increase in deferred tax assets related to the net unrealized loss recognized in other comprehensive income; and (iv) a decrease in the other net deferred tax assets primarily from an increase in the deferred tax liability related to the servicing asset from leases sold. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets; projected future taxable income; our compliance with the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes; and tax planning strategies in making this assessment. We believe it is more likely than not that the benefits of these deductible differences as of March 31, 2009 will be realized.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets increased to $2.901 billion as of March 31, 2009, from $2.860 billion as of December 31, 2008. This increase was mainly due to the net effect of:

(i)	an net increase of $154.2 million in cash and cash equivalents, mainly resulting from an increase in broker deposits;

(ii)	a $74.8 million decrease in the investment securities portfolio, mainly as a result of the $107.3 million sale of securities in March 2009, as previously mentioned; and

(iii)	a decrease of $39.6 million in net loans, including the $19.6 million sale of lease financing contracts in March 2009, as previously mentioned.

Investments

During the first quarter 2009, the investment portfolio decreased by approximately $74.8 million to $824.0 million, from $898.7 million as of December 31, 2008. This decrease was primarily due to the net effect of:

(i)	the sale of $107.3 million in FHLMC and FNMA mortgage-backed securities, which were replaced with the purchase of $109.0 million in GNMA mortgage-backed securities, as explained further below;

(ii)	prepayments of approximately $58.9 million on mortgage-backed securities and FHLB obligations;

(iii)	a decrease of $11.5 million in the market valuation of securities available for sale;

(iv)	$5.9 million in FHLB obligations that were called-back during the quarter;

(v)	an increase of $4.0 million in the premium related to purchases of securities and the net amortization of premiums/discounts; and

(vi)	a reduction of $3.4 million in FHLB stocks.

In March 2009, we restructured our investment portfolio by selling approximately $90.8 million in FNMA MBS and $16.5 million in FHLMC MBS with an aggregate estimated average life of 7.48 years and an aggregate estimated average yield of approximately 5.20%. This sale of securities resulted in a $4.0 million gain. The proceeds of this sale were used to purchase approximately $109.0 million in GNMA MBS with an estimated average life of 2.88 years and an average estimated yield of approximately 4.32%. This transaction did not only increase our capital through the gain, but also improved the regulatory risk-based capital levels as the GNMA MBS acquired have a 0% risk-based capital weight when compared to 20% on the MBS sold.

For the quarter ended March 31, 2009, after the above-mentioned transactions, the estimated average maturity of our investment portfolio was approximately 4.01 years and the estimated average yield was approximately 5.1%, compared to an estimated average maturity of 5.7 years and an estimated average yield of 5.2% for the year ended December 31, 2008.

In April 2009, the FASB issued Staff Position (“FSP”) No. 115-2, Recognition and Presentation of Other-Than-Temporary Impairments, which amends existing guidance for determining whether impairment is other-than-temporary for debt securities, and FSP No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.

The FSP No. 115-2 requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, as defined in paragraph 8 of FSP No. 115-2, while impairment related to other factors is recognized in other comprehensive income. Additionally, this FSP expands and increases the frequency of existing disclosures about other-than-temporary impairments (“OTTI”) for debt and equity securities.

The FSP No. 157-4 emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. This FSP provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. This FSP also requires increased disclosures.

These FSPs are effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We elected to adopt the FSP No. 115-2 and FSP No. 157-4 for the quarter ended March 31, 2009. Adoption of FSP No. 115-2 resulted in $808,000 in OTTI recognized in earnings for the quarter ended March 31, 2009, as discussed further below. Adoption of FSP No. 157-4 did not have a financial impact, other than additional disclosures.

With the assistance of a third party provider, we reviewed the investment portfolio as of March 31, 2009 using cash flow and valuation models and considering the provisions of FSP 115-2, for applicable securities. During the review, we identified securities with characteristics that warranted a more detailed analysis, as follows:

(i)
One security for $3.0 million of original par value and a current market value of $900,000 is a non-rated Trust Preferred Stock (“TPS”). Our review of the security’s performance revealed that all cash flows have been received as scheduled since inception. However, considering the issuer’s current financial position and that this security only receives dividend payments until maturity, expected cash flows may not be indicative of the inherent credit risk associated with this security for purposes of determining any possible OTTI. We considered that a more reasonable approach would be to use a methodology similar to the advance internal rating approach incorporated in the Basel II Accord in which expected credit losses are determined by using the expected default rate, the loss given the default, and the exposure at default. Based on this analysis and the information previously set forth, as of March 31, 2009, we estimated a $400,000 OTTI on this security due to the apparent deterioration of the credit quality.

(ii)
Sixteen private label MBS amounting to $79.1 million that have mixed credit ratings or other special characteristics. For each one of the private label MBS, we reviewed the collateral performance and considered the impact of current economic trends. These analyses were performed taking into consideration current U.S. market conditions and trends, forward projected cash flows and the present value of the forward projected cash flows. We determined the estimated present value of expected cash flows at the current book yield of these investments. Some of the analysis performed to the downgraded mortgage-backed securities included:

a.	the calculation of their coverage ratios;

b.	current credit support;

c.	total delinquency over sixty days;

d.	average loan-to-values;

e.	projected defaults considering a conservative additional downside scenario of (5)% in Housing Price Index values for each of the following three years;

f.	a mortgage loan Conditional Prepayment Rate (“CPR”) speed equal to 8 or 15 depending on the approximately last six months average for each security;

g.	projected total future deal loss based on the previous conservative assumptions;

h.	excess credit support protection;

i.	projected tranche dollar loss; and

j.	projected tranche percentage loss, if any, and economic value.

Based on this assessment, as of March 31, 2009, we estimated a $408,000 OTTI due to the apparent deterioration of the credit quality over ten private label MBS.

Loans

Total loans, net of unearned interest, decreased by $41.9 million, or 9.39% on an annualized basis, to $1.742 billion as of March 31, 2009, from $1.784 billion as of December 31, 2008. This decrease was mainly due to the net effect of:

(i)	a $36.5 million, or 54.64% annualized decrease in lease financing contracts from $267.3 million as of December 31, 2008 to $230.8 million as of March 31, 2009;

(ii)	a $11.3 million, or 4.04% annualized decrease in commercial loans, from $1.115 billion as of December 31, 2008 to $1.104 billion as of March 31, 2009; and

(iii)	a $9.8 million, or 17.72% annualized increase in construction loans, from $220.6 million as of December 31, 2008 to $230.4 million as of March 31, 2009.

The $36.5 million decrease in lease financing contracts includes the sale of $19.6 million in March 2009, as previously mentioned. Occasionally, we sell lease financing contracts on a limited recourse basis to other financial institutions and, typically, we retain the right to service the leases we sold. The rest of the decrease was mainly because of repayments and a reflection of decreased originations resulting from tightened underwriting standards and our decision to strategically pare back our automobile leasing business because of the economy deceleration.

The $11.3 million decrease in commercial loans resulted from a $16.6 million decrease in other commercial loans, net of a $5.3 million increase in commercial loans secured by real estate. Because of current economic conditions, we have enhanced our credit risk assessment and collection processes, working in a spirit of solidarity to assist our customers in these difficult times while also protecting and preserving the interest of our shareholders by maintaining our current loan customers, at terms favorable to the Bank. As of March 31, 2009, commercial loans secured by real estate equaled $856.8 million, or 77.64% of total commercial loans.

The $9.8 million increase in construction loans secured by real estate resulted from disbursements on loan commitments we made during or before year 2007, which were primarily related to loans for the construction of residential multi-family projects that, although private, are moderately priced or of the affordable type supported by government assisted programs, and other loans for land development and the construction of commercial real estate property. We did not grant any new construction loans during the quarter ended March 31, 2009.

Asset Quality and Delinquency

Non-performing assets, which consist of loans 90 days or more past due and still accruing interest, loans and leases on nonaccrual status, other real estate owned (“OREO”), and other repossessed assets, amounted to $167.8 million as of March 31, 2009, compared to $177.4 million and $111.6 million as of December 31, 2008 and March 31, 2008, respectively.

Nonperforming Loans

Non-performing loans, which are comprised of loans 90 days or more past due and still accruing interest, and loans and leases on nonaccrual status, amounted to $154.3 million as of March 31, 2009, compared to $163.9 million as of December 31, 2008 and $98.3 million as of March 31, 2008. Although non-performing loans remained relatively stable when compared to the previous quarter, there was a $10.9 million net decrease in loans in nonaccrual status, mainly in commercial loans, and a $1.3 million increase in loans over 90 days still accruing.

Repossessed Assets

As of March 31, 2009 and December 31, 2008, repossessed assets amounted to $13.5 million, compared to $13.3 million as of March 31, 2008. Although repossessed assets remained relatively stable during the quarter ended March 31, 2009 when compared to the previous quarter, there was:

(i)	a $947,000 increase in OREO resulting from the net effect of the sale of 1 property and the foreclosure of 7 properties.

(ii)
a decrease of $1.0 million in other repossessed assets, mostly in the inventory of repossessed vehicles. During the quarter ended March 31, 2009, we sold 392 vehicles and repossessed 295 vehicles, decreasing our inventory of repossessed vehicles to 200 units as of March 31, 2009, from 297 units as of December 31, 2008. During the same period, we sold 8 boats and repossessed 3 boats, respectively, decreasing our inventory of repossessed boats to 10 units as of March 31, 2009, from 15 units as of December 31, 2008.

Net Charge-Offs

Annualized net charge-offs as a percentage of average loans decreased to 1.80% for the quarter ended March 31, 2009, from to 1.89% for the previous quarter, and 2.05% for the quarter ended March 31, 2008.

Net charge-offs for the quarter ended March 31, 2009 were $8.0 million, compared to $8.5 million and $9.5 million for the quarters ended December 31, 2008 and March 31, 2008, respectively. Net charge-offs for the quarter ended March 31, 2009, compared to the quarters ended December 31, 2008 and March 31, 2008 were as follows:

(i)
$3.6 million in net charge-offs on loans partially secured by real estate for the first quarter of 2009, of which $3.0 million were construction loans, compared to $2.1 million for the fourth quarter of 2008, which included $582,000 in construction loans, and $3.5 million for the quarter ended March 31, 2008, most of which was related to commercial loans partially secured by real estate;

(ii)
$662,000 in net charge-offs on other commercial and industrial loans for the first quarter of 2009, compared to $3.3 million and $2.8 million for the quarters ended December 31, 2008 and March 31, 2008, respectively;

(iii)	$905,000 in net charge-offs on consumer loans for the first quarter of 2009, compared to $397,000 and $585,000 for the quarters ended December 31, 2008 and March 31, 2008, respectively;

(iv)	$2.7 million in net charge-offs on lease financing contracts for the first quarter of 2009 and the quarter ended December 31, 2008, compared to $2.5 million for the first quarter of 2008; and

(v)	$38,000 in net charge-offs on other loans for the first quarter of 2009, compared to $13,000 and $162,000 in net charge-offs for the quarters ended December 31, 2008 and March 31, 2008, respectively.

Decreases in net charge-offs were mainly attributable to decreased nonperforming loans and a decrease on specific allowances on impaired loans, principally attributable to losses recognized in our construction loans portfolio, as previously mentioned.

Other Delinquency

As of March 31, 2009, loans between 30 and 89 days past due and still accruing interest amounted to $74.5 million, compared to $126.1 million and $128.5 million as of December 31, 2008 and March 31, 2008, respectively. Changes in loans between 30 and 89 days past due and still accruing interest during the first quarter of 2009 when compared to the previous quarter include a decrease of $33.7 million in commercial loans; and a $19.1 million decrease in construction loans. The sharp decrease in delinquency as of March 31, 2009, when compared to December 31, 2008, is in part the result of heightened collection processes and procedures which include, among others, restructuring of the collection and workout groups, launching of loss mitigation programs and enhancing the credit risk assessment process. Management recognizes the impact of current economic conditions on the Bank's credit risk and will continue closely monitoring all factors affecting the quality of the credit portfolio.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses was $39.3 million as of March 31, 2009, compared to $41.6 million and $26.4 million as of December 31, 2008 and March 31, 2008, respectively. The allowance for loan and lease losses was affected by net charge-offs, nonperforming loans, loan portfolio balance, and also by the provision for loan and lease losses. However, the decrease in the allowance for loan and lease losses during the quarter ended March 31, 2009 was primarily impacted by $3.0 million in losses recognized on two construction loans extended for land development and the construction of two residential housing projects for which specific allowances had been previously determined, as mentioned above.

For the general portion of our allowance, we follow a consistent procedural discipline and account for loan and lease loss contingencies in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies. Also, another component is used in the evaluation of the adequacy of our general allowance to measure the probable effect that current internal and external environmental factors could have on the historical loss factors currently in use. In addition to our general portfolio allowances, specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate a high probability that a loss has been incurred. These specific allowances are determined following a consistent procedural discipline in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. For impaired commercial and construction business relationships with aggregate balances exceeding $150,000, we measure the impairment following the guidance of SFAS No. 114.

We believe that the allowance for loan and lease losses is adequate and it represents 2.26% of total loans as of March 31, 2009.

Deposits and Borrowings

As of March 31, 2009, total deposits amounted to $2.209 billion, compared to $2.084 billion as of December 31, 2008. This $124.5 million increase was mainly concentrated in broker deposits, jumbo and regular time deposits. During the first quarter of 2009, the fierce competition for local deposits continued. In an effort to control increases in our funding cost, we focused on other funding alternatives, including attracting other time deposits from the US national markets at lower competitive rates.

Other borrowings decreased to $517.7 million as of March 31, 2009, from $592.5 million as of December 31, 2008. This decrease in other borrowings was mainly attributable to our strategy of focusing on other funding alternatives to lower our cost of funds, as mentioned above.

Stockholders’ Equity

The Company’s stockholders’ equity decreased to $149.2 million as of March 31, 2009, from $156.6 million as of December 31, 2008, representing an annualized decrease of 18.84%. Besides earnings and losses from operations, which amounted to a $3.0 million net income for the quarter ended March 31, 2009 and a $11.3 million net loss for the year ended December 31, 2008, the stockholders’ equity was impacted by accumulated other comprehensive losses of $22.7 million as of March 31, 2009, compared to $12.4 million as of December 31, 2008. In addition, the following items also impacted the Company’s stockholders’ equity:

(i)	the exercise of 50,000 and 357,000 stock options in January 2008 and March 2008, respectively, for a total of $2.0 million; and

(ii)	the repurchase of 800 unvested restricted shares from former employees during the third quarter of 2008, for a total of $6,504. These restricted shares were originally granted in April 2004.

As of March 31, 2009, we and Eurobank both qualified as “well-capitalized” institutions under the regulatory framework for prompt corrective action. As of March 31, 2009, our leverage, Tier 1 and total risk-based capital ratios were 6.52%, 8.94% and 10.20%, respectively, compared to 6.55%, 8.99% and 10.25% as of the previous quarter. We continue evaluating opportunities to increase our capital position.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year.  Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

March 31, 2009 and December 31, 2008

Assets	2009	2008
Cash and cash equivalents
Cash and due from banks	$241,929,900	$43,275,239
Interest bearing deposits	400,000	400,000
Federal funds sold	—	44,470,925
Total cash and cash equivalents	242,329,900	88,146,164
Securities purchased under agreements to resell	13,318,062	24,486,774
Investment securities available for sale	691,913,203	751,016,565
Investment securities held to maturity	120,510,965	132,798,181
Other investments	11,565,700	14,932,400
Loans held for sale	317,703	1,873,445
Loans, net of allowance for loan and lease losses of $39,345,917 in 2009
and $41,639,051 in 2008	1,702,485,926	1,740,539,113
Accrued interest receivable	13,671,602	14,614,445
Customers’ liability on acceptances	354,114	405,341
Premises and equipment, net	34,390,756	34,466,471
Deferred tax assets, net	26,922,047	23,825,896
Other assets	43,005,652	33,324,128
Total assets	$2,900,785,630	$2,860,428,923
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$105,239,063	$108,645,242
Interest bearing	2,103,599,076	1,975,662,802
Total deposits	2,208,838,139	2,084,308,044
Securities sold under agreements to repurchase	496,675,000	556,475,000
Acceptances outstanding	354,114	405,341
Advances from Federal Home Loan Bank	383,683	15,398,041
Note payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	14,806,081	16,073,737
Accrued expenses and other liabilities	9,914,172	10,579,960
	2,751,590,189	2,703,859,123
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 430,537 in 2009 and 2008 (aggregate
liquidation preference value of $10,763,425)	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 20,439,398 shares in 2009 and 2008;
outstanding: 19,499,515 shares in 2009 and 2008	204,394	204,394
Capital paid in excess of par value	110,145,985	110,109,207
Retained earnings:
Reserve fund	8,358,806	8,029,106
Undivided profits	52,305,152	49,773,573
Treasury stock, 939,883 shares in 2009 and 2008, at cost	(9,916,962)	(9,916,962)
Accumulated other comprehensive loss:
Unrealized loss on available for sale securities	(8,715,914)	(12,392,943)
Other-than-temporary impairment losses for which a portion
has been recognized in earnings	(13,949,445)	—
Total stockholders’ equity	149,195,441	156,569,800
Total liabilities and stockholders’ equity	$2,900,785,630	$2,860,428,923

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

For the three-month periods ended March 31, 2009 and 2008 and the three-month period and year ended December 31, 2008

	Three Months Ended			Year Ended
	March 31,	March 31,	December 31,	December 31,
	2009	2008	2008	2008
Interest income:
Loans, including fees	$24,599,905	$32,757,773	$24,445,799	$115,273,672
Investment securities:
Taxable	1,947	2,643	1,967	9,572
Exempt	11,519,062	9,491,802	11,171,821	42,425,867
Interest bearing deposits, securities purchased
under agreements to resell, and other	78,790	386,987	158,384	1,301,093
Total interest income	36,199,704	42,639,205	35,777,971	159,010,204
Interest expense:
Deposits	17,542,319	21,773,166	18,875,032	80,509,682
Securities sold under agreements to repurchase,
notes payable, and other	4,619,903	5,632,698	5,316,923	21,206,699
Total interest expense	22,162,222	27,405,864	24,191,955	101,716,381
Net interest income	14,037,482	15,233,341	11,586,016	57,293,823
Provision for loan and lease losses	5,689,000	7,833,000	16,514,000	42,313,800
Net interest (expense) income after provision
for loan and lease losses	8,348,482	7,400,341	(4,927,984)	14,980,023
Noninterest income:
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(15,491,220)	—	—	—
Portion of loss recognized in other comprehensive income	14,683,627	—	—	—
Net impairment losses recognized in earnings	(807,593)	—	—	—
Net gain on sale of securities	4,036,387	—	—	190,956
Service charges – fees and other	2,124,879	2,423,374	2,287,486	10,395,736
Net loss on sale of repossessed assets and on
disposition of other assets	(213,724)	(33,759)	(196,892)	(595,966)
Net gain on sale of loans and leases	795,572	1,235,195	67,805	1,467,668
Total noninterest income	5,935,521	3,624,810	2,158,399	11,458,394
Noninterest expense:
Salaries and employee benefits	4,802,139	5,578,914	4,088,565	20,087,767
Occupancy, furniture and equipment	2,548,096	2,942,768	2,777,297	11,414,201
Professional services	1,556,474	1,241,218	1,560,831	5,453,867
Insurance	1,174,569	646,591	857,614	3,111,260
Promotional	117,918	367,018	147,463	881,594
Other	2,280,973	2,489,195	2,128,525	9,966,305
Total noninterest expense	12,480,169	13,265,704	11,560,295	50,914,994
Income (loss) before income taxes	1,803,834	(2,240,553)	(14,329,880)	(24,476,577)
	(1,241,097)	(1,237,228)	(6,615,433)	(13,207,948)
Net income (loss)	$3,044,931	$(1,003,325)	$(7,714,447)	$(11,268,629)

Basic earnings (loss) per share	$0.15	$(0.06)	$(0.41)	$(0.62)

Diluted earnings (loss) per share	$0.15	$(0.06)	$(0.41)	$(0.62)

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	As of
	March 31,		December 31,
	2009	2008	2008
Loan Mix

Loans secured by real estate
Commercial and industrial	$856,835	$810,618	$851,494
Construction	230,352	214,805	220,579
Residential mortgage	125,511	115,772	125,557
Consumer	2,519	2,102	2,445
	1,215,217	1,143,297	1,200,075

Commercial and industrial	246,738	297,004	263,332
Consumer	47,366	54,806	49,415
Lease financing contracts	230,828	329,175	267,325
Overdrafts	2,140	6,637	2,146
Total	1,742,289	1,830,919	1,782,293

Deposit Mix

Noninterest-bearing deposits	105,239	123,280	108,645
Now and money market	56,040	61,556	59,309
Savings	103,575	129,997	104,424
Broker deposits	1,530,107	1,279,883	1,423,814
Regular CD's & IRAS	124,077	95,556	109,732
Jumbo CD's	289,800	276,231	278,384
Total	2,208,838	1,966,503	2,084,308

Balance Sheet Data (at end of period)

Total assets	2,900,786	2,793,783	2,860,429
Total investments	823,990	837,379	898,747
Loans and leases, net of unearned	1,742,150	1,835,030	1,784,052
Allowance for loan and lease losses	39,346	26,428	41,639
Total deposits	2,208,838	1,966,503	2,084,308
Other borrowings	517,678	611,782	592,492
Preferred stock	10,763	10,763	10,763
Shareholder's equity	149,195	182,200	156,570

Capital Ratios

Leverage ratio	6.52%	7.28%	6.55%
Tier 1 risk-based capital	8.94	9.56	8.99
Total risk-based capital	10.20	10.81	10.25

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarters Ended			Year Ended
	March 31,		December 31,	December 31,
	2009	2008	2008	2008

Common Share Data

Average shares outstanding - basic	19,499,515	19,172,524	19,499,515	19,418,526
Average shares outstanding - assuming dilution	19,499,515	19,230,376	19,499,515	19,418,526
Number of shares outstanding at end of period	19,499,515	19,500,315	19,499,515	19,499,515
Book value per common share	$7.10	$8.79	$7.48	$7.48

Balance Sheet Data (average balances)

Total assets	2,796,011	2,743,069	2,778,475	2,787,833
Loans and leases, net of unearned	1,777,171	1,865,993	1,798,441	1,834,281
Interest-earning assets(1)	2,673,977	2,632,947	2,660,312	2,672,214
Interest-bearing deposits	1,969,054	1,853,624	1,909,598	1,904,762
Other borrowings	549,205	559,888	578,002	571,644
Preferred stock	10,763	10,763	10,763	10,763
Shareholders' equity	149,302	183,211	152,384	168,113

Other Financial Data

Total interest income	36,200	42,639	35,778	159,010
Total interest expense	22,162	27,406	24,192	101,716
Provision for loan and lease losses	5,689	7,833	16,514	42,314
OTTI losses recognized in earnings	(808)	-	-	-
Gain on sale of securities	4,036	-	-	191
Services charges - fees and other	2,125	2,424	2,288	10,396
Gain on sale of loans	796	1,235	68	1,468
Net loss on sale of other assets	(214)	(34)	(197)	(596)
Non-interest expense	12,480	13,266	11,560	50,915
Tax benefit	(1,241)	(1,238)	(6,615)	(13,208)
Net income (loss)	3,045	(1,003)	(7,714)	(11,268)
Dividends on preferred stock	184	186	188	747
Nonperforming assets	167,754	111,602	177,400	177,400
Nonperforming loans	154,297	98,267	163,894	163,894
Net charge-offs	7,982	9,542	8,518	28,812

Performance Ratios

Return on average assets(2)	0.44%	(0.15)%	(1.11)%	(0.40)%
Return on average common equity(3)	8.79	(2.33)	(21.79)	(7.16)
Net interest spread(4)	2.14	1.96	1.71	1.99
Net interest margin (5)	2.37	2.39	2.00	2.33
Efficiency ratio (6)	57.47	68.62	75.03	69.11
Earnings (loss) per common share - basic	$0.15	$(0.06)	$(0.41)	$(0.62)
Earnings (loss) per common share - diluted	0.15	(0.06)	(0.41)	(0.62)

Asset Quality Ratios

Nonperforming assets to total assets	5.78%	3.99%	6.20%	6.20%
Nonperforming loans to total loans	8.86	5.36	9.19	9.19
Allowance for loan and lease losses to total loans	2.26	1.44	2.33	2.33
Net loan and lease charge-offs to average loans	1.80	2.05	1.89	1.57
Provision for loan and lease losses to net loan and
lease charge-offs	71.27	82.09	193.87	146.86

(1)	Includes nonaccrual loans, which balance as of the periods ended March 31, 2009 and 2008, and December 31, 2008 was $130.4 million, $67.2 million, and $141.3 million, respectively.
(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	March 31,	December 31,	March 31,
	2009	2008	2008

Loans contractually past due 90 days or
more but still accruing interest	$23,898	$22,590	$31,071
Nonaccrual loans	130,399	141,304	67,196
Total nonperforming loans	154,297	163,894	98,267
Repossessed property:
Other real estate	9,706	8,759	7,241
Other repossesed assets	3,751	4,747	6,094
Total repossessed property	13,457	13,506	13,335
Total nonperforming assets	$167,754	$177,400	$111,602

Nonperforming loans to total loans	8.86%	9.19%	5.36%
Nonperforming assets to total loans plus
repossessed property	9.56	9.87	6.04
Nonperforming assets to total assets	5.78	6.20	3.99

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2008	2008	2008	2008	2008
Charge-offs:
Real estate secured	$3,648	$2,129	$420	$2,683	$3,515	$8,748
Other commercial and industrial	704	3,363	516	654	2,929	7,461
Consumer	992	496	421	563	649	2,129
Leases financing contracts	3,098	3,086	3,541	3,064	2,817	12,508
Other	38	14	25	65	164	268
Total charge-offs	8,480	9,088	4,923	7,029	10,074	31,114

Recoveries:
Real estate secured	$-	$1	$2	$3	$15	$21
Other commercial and industrial	42	70	65	460	142	737
Consumer	87	99	97	62	64	322
Leases financing contracts	369	399	263	242	309	1,213
Other	-	1	3	3	2	9
Total recoveries	498	570	430	770	532	2,302

Net charge-offs:
Real estate secured	$3,648	$2,128	$418	$2,680	$3,500	$8,727
Other commercial and industrial	662	3,293	451	194	2,787	6,724
Consumer	905	397	324	501	585	1,807
Leases financing contracts	2,729	2,687	3,278	2,822	2,508	11,295
Other	38	13	22	62	162	259
Total net charge-offs	$7,982	$8,518	$4,493	$6,259	$9,542	$28,812

Net charge-offs to average loans:
Real estate secured	1.21%	0.71%	0.14%	0.92%	1.25%	0.75%
Other commercial and industrial	1.03	4.84	0.63	0.26	3.64	2.30
Consumer	7.42	3.13	2.47	3.71	4.14	3.38
Leases financing contracts	4.20	3.87	4.39	3.53	2.69	3.57
Other	7.08	2.06	2.52	4.70	8.92	5.59
Total net charge-offs to average loans	1.80%	1.89%	0.98%	1.36%	2.05%	1.57%